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


                                                                      Exhibit 11



             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)


(In thousands, except
 per share amounts)

                                Three Months Ended        Six Months Ended
                                     June 30,                  June 30,
                                1999        1998          1999        1998

Net income applicable to
 common shares .............   $12,709   $13,661         $26,333   $23,391

Earnings per share:
 Basic .....................   $   .38   $   .39         $   .78   $   .67
 Diluted ...................   $   .38   $   .39         $   .78   $   .66

Common share and common
 share equivalents:

  Weighted average of common
   shares outstanding ......    33,429    34,753          33,584    34,694

  Basic shares .............    33,429    34,753          33,584    34,694
  Common share equivalents
  (stock options) ..........       421       590             335       635
  Diluted equivalent shares     33,850    35,343          33,919    35,329


  Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average of common shares and common share equivalents outstanding during the period.

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